AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2025

Registration Statement No. 333-[___]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ATLANTIC INTERNATIONAL CORP.
(Exact name of Registrant as specified in its Charter)

Delaware	46-5319744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

(201) 899-4470

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Jagid
Chief Executive Officer

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

(201) 899-4470

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliot H. Lutzker, Esq.
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th  Floor
New York, NY 10158
Telephone: (646) 428-3210
Fax: (212) 286-1884

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities, or accept an offer to buy these securities, until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION: DATED JUNE 23, 2025

ATLANTIC INTERNATIONAL CORP.

9,925,914 Shares of

Common Stock

This prospectus relates to the sale (the “Offering”) by the selling shareholders, and in the related amounts, (the “Selling Shareholders”) of up to 9,925,914 shares of common stock, $0.00001 par value (the “Shares”), of Atlantic International Corp. (the “Company,” “Atlantic” or “we”) issued to the Selling Shareholders consisting of: (a) an aggregate of 9,905,914 shares issued under the Amended and Restated Agreement and Plan of Reorganization dated June 4, 2024, as amended, by and among the Company, SeqLL Merger LLC, Atlantic Acquisition Corp., Atlantic Merger LLC, Lyneer Investments LLC and IDC Technologies Inc. (the “Merger Agreement”), and (b) 20,000 shares issued in exchange for legal services rendered.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ATLN.” On June 20, 2025 the last reported sale price prior to the date of this prospectus, of the common stock on the Nasdaq Global Market was $2.45. The Shares may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares of Common Stock. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. Additional information on the Selling Shareholders, and the manner in which they may offer and sell the Shares, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Investing in our shares involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 3 and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2025

i

ADDITIONAL INFORMATION

You should rely only on this prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein, and any free writing prospectus or prospectus subject prepared by us or on our behalf. We have not authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this Offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this Offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain, and incorporate by reference, market data including statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe those sources are reliable, we do not guarantee the accuracy or completeness of the information verified this information. In addition, the market and industry data and that may be included or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed below under the heading “Risk Factors.” You should read this prospectus, the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this Offering in their entirety before making an investment decision.

We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus and the offering of the Shares in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Shares and the distribution of this prospectus outside of the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of affairs.

You should not consider any information in this prospectus or the accompanying Registration Statement to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the Offered Shares offered by this prospectus. If the description of the Offering varies between this prospectus and the accompanying Registration Statement, you should rely on the information contained in this prospectus.

Unless otherwise indicated in this prospectus or the context otherwise required, all references to “we,” “us,” “our,” “the Company” and “Atlantic” refer to Atlantic International Corp. and its subsidiaries.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov. If you do not have Internet access, requests for copies of such documents shall be directed to Michael S. Tenore, General Counsel, at Atlantic International Corp., 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, NJ 07632.

Our website is at www.Atlantic-International.com. The information on or accessible through our website, however, is not, and should not be deemed to be a part of this prospectus.

This prospectus is part of the Registration Statement on Form S-3 we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, and does not contain all the information set forth in the Registration Statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, through the SEC’s website, as provided above.

We incorporate by reference into this prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC since the end of the fiscal year ended December 31, 2024:

(1)	Atlantic International (previously SeqLL, Inc.) Schedule 14C Definitive Information Statement filed with the SEC on August 10, 2023;

(2)	Atlantic International Annual Report on Form 10-K filed with the SEC on March 28, 2025;

(3)	Atlantic Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

(4)	Current reports on Form 8-K filed with the SEC on January 13, 2025, February 28, 2025 and May 5, 2025, respectively; and

(5)	The descriptions of Atlantic International’s common stock which is registered under Section 12 of the Exchange Act, in Atlantic International’s registration statement on Form S-1 (No. 333-280653), filed on July 2, 2024, including any amendments or reports filed for the purpose of updating such description.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

Atlantic International Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Corporate Secretary

Telephone: (201) 899-4470

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. The summary may not contain all of the information that may be important to you. You should read this entre prospectus carefully, including our financial statements and related notes thereto and the documents incorporated by reference in this prospectus and the risks described below under “Risk factors.” And as described or may be described in the Company’s Annual Report on Form 10-K, any subsequent quarterly report on Form 10-Q or Current Report on Form 8-K, any proxy statement, as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, unless otherwise noted, the terms “the Company,” “Atlantic,” “we,” “us,” and “our” refer to Atlantic International Corp.

Overview

Atlantic International Corp. (“Atlantic”) (Nasdaq: ATLN) is a leading strategic staffing, outsourced services, and workforce solutions company executing a high-growth strategy. Through its principal operating subsidiary, Lyneer Investments LLC (“Lyneer”), Atlantic provides its customers with complete HR solutions, operating 40 independent on-site and vendor-on-premises facilities and paying over 12,000 employees weekly. According to Staffing Industry Analysts, Atlantic is among the top 20 largest national staffing companies servicing the light industrial, commercial, professional, finance, direct placement, and managed service provider verticals. Atlantic’s approximately 300 employees generated over $442 million in revenue for the year ended December 31, 2024.

Corporate Information

We were incorporated in Delaware under the name SeqLL Inc. on April 1, 2014. We historically operated as a commercial-stage life science instrumentation and research services company engaged in development of scientific assets and novel intellectual property across multiple “Omics” fields. Pursuant to the terms and Conditions of the Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 2024, as amended (the “Merger Agreement”), all of our current business operation have been sold to SeqLL Omics, a newly formed company owned by our former employees and management, our business is now that of Lyneer. Our corporate headquarters have been relocated to 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632. Our main telephone number at that address is (201) 899-4470, and our website address is www.atlantic-international.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

On August 30, 2023, we amended our amended and restated certificate of incorporation to effect a one-for-40 reverse stock split of our common stock and to increase our authorized shares of common stock from 80,000,000 shares to 300,000,000 shares.

On June 13, 2024, in preparation for the Merger described below, the Company changed its name from SeqLL Inc. to Atlantic International Corp.

On June 4, 2024 the Company, SeqLL Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Purchaser Sub”), Atlantic Acquisition Corp, a Delaware corporation “Atlantic”, Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), Lyneer Investments, LLC, a Delaware limited liability company (“Lyneer”), and IDC Technologies, a California corporation (“IDC”), entered into the Merger Agreement pursuant to which (i) Atlantic Merger Sub was merged with and into Lyneer, with Lyneer continuing as the surviving entity and (ii) Purchaser Sub was merged with and into Lyneer with Lyneer continuing as the surviving entity and as a wholly-owned subsidiary of the Company, collectively by referred to as the Merger.

THE OFFERING

Shares of Common stock offered:

9,925,914 Shares are being registered for resale by Selling Shareholders.

Pursuant to the Merger Agreement, we issued to the Selling Shareholders an aggregate of 9,905,914 Shares issued under the Amended and Restated Agreement and Plan of Reorganization dated June 4, 2024, as amended, and 20,000 shares issued in exchange for legal services rendered. The Shares were not registered under the Securities Act and they were exempt from registration pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, as not involving any public offering.

Common stock outstanding prior to offering:	As of June 13, 2025, we had 61,650,546 shares issued and outstanding.

Capital Stock:	Our authorized share capital is 300,000,000 shares of common stock, par value $0.00001 per share.

For more information about our common stock, you should carefully read the section below titled “Description of the Securities to be Registered.”

Use of proceeds:	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

Risk Factors:	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Global Market trading symbol:	Our shares of common stock are quoted on the Nasdaq Global Market under the symbol “ATLN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere herein or incorporated into this prospectus, including Lyneer’s financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer,” before deciding to invest in our securities. The risks factors include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Concerning Forward-Looking Statements”. The risks and uncertainties described in this prospectus are not the only risks that we will encounter. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our securities could decline and you could lose all or part of your investment.

General Risks Relating to Atlantic International’s Business

There is no assurance of future profitability for Lyneer.

While Lyneer’s historical financial statements report net losses primarily as a result of its accounting for its acquisition by IDC in August 2021 and in 2024 for transaction costs in connection with the Merger, there can be no assurance of future profitability. Atlantic has reported a net loss of $10,744,185 for the three-month period ended March 31, 2025 and net losses of $135,479,890 and $15,252,020 for the years ended December 31, 2024 and 2023, respectively. The consolidated financial statements of Lyneer since August 31, 2021 reflect the post-acquisition activity of Lyneer since its acquisition by IDC. The loss for the three-months ended March 31, 2025, resulted primarily from: (i) selling, general and administrative costs of $19,399,479 due primarily to higher transaction costs related to the Merger and stock compensation expense. There can be no assurance that Lyneer will operate profitably in the future.

Lyneer has a significant amount of debt obligations and its failure to restructure or pay such obligations when due could have a material adverse impact on Lyneer’s financial condition and long-term viability.

In addition to the Merger Note to IDC, in the principal amount of $35 million, issued at the closing of the Merger, Lyneer’s existing debt obligations currently include all of the debt obligations of IDC as a co-borrower as all of the loan arrangements entered into by Lyneer and IDC provide that such parties are jointly and severally liable for the full amount of the indebtedness. While Lyneer is legally jointly and severally liable for IDC’s debt obligations, as of the date of the Merger, the Company deconsolidated its joint and several debt obligations as it is reasonably probable that IDC has the ability to repay their portion. At March 31, 2025, such indebtedness totaled approximately $104,045,357. The joint indebtedness of Lyneer and IDC is made up of a revolving credit facility, which was refinanced on April 29, 2025, and a term loan from their senior lenders and promissory notes that are payable to the two prior owners of Lyneer. Until such obligations are either repaid in full or restructured by the lenders to release Lyneer as an obligor on such indebtedness, if IDC cannot, or does not, repay any portion of the debt owed by IDC, Lyneer could be responsible for repaying all of the outstanding obligations and Lyneer’s current operations are not expected to be sufficient to make all of the necessary payments. Pursuant to an Allocation Agreement dated as of December 31, 2023, IDC agreed with Lyneer to assume responsibility for all payments under the term loan and the promissory notes payable to the two prior owners of Lyneer (the “Assumed Debt”), and all but $28,739,104 that was outstanding under the revolving credit facility as of March 31, 2025. However, until such time as Lyneer’s joint and several debt obligations are restructured, the agreement of IDC to assume all but Lyneer’s $28,739,104 of the joint indebtedness is being given effect solely for accounting purposes, although Lyneer will remain a joint and several obligor on such indebtedness and will be obligated to pay such indebtedness if IDC does not do so.

In addition, under the Allocation Agreement, IDC and Prateek Gattani, IDC’s Chief Executive Officer and our then Chairman of the Board, have agreed for IDC to work with Lyneer to implement a plan to refinance or otherwise satisfy the Assumed Debt for which Lyneer is currently jointly and severally liable with IDC so that Lyneer will be obligated for only its portion under the facility. Lyneer has entered into a new revolving credit facility that will be supportable by Lyneer’s stand-alone borrowing base. The new credit facility provides credit availability to Lyneer of up to $70,000,000 and will replace Lyneer’s remaining obligations under the existing revolving credit facility. However, there can be no assurance that Lyneer will be able to support its continuing indebtedness, to generate revenues sufficient in amount to enable us to pay our indebtedness under the Merger Note, or to repay or refinance any such indebtedness when due. Lyneer’s failure to comply with its obligations under its existing indebtedness following the Merger, or to repay or refinance such indebtedness when due, including our indebtedness under the Merger Note, would likely have a material adverse impact on our financial condition and long-term viability.

Lyneer will remain jointly and severally liable for the Assumed Debt until such indebtedness is restructured to remove Lyneer as an obligor or such indebtedness is paid in full.

As described in the previous risk factor, notwithstanding the deconsolidation of debt for accounting purposes, Lyneer remains legally jointly and severally liable as a co-borrower with IDC on all loan arrangements for which they are now jointly liable until such time as such loan arrangements are paid in full. The assets of Lyneer have been pledged to the new lender under the new ABL credit facility and, in connection with the closing of the Merger, were pledged to the lender under the term loan our equity interests in Lyneer, our sole operating subsidiary, as collateral for the repayment of such loan. In the event Lyneer or IDC is unable to repay their joint and several indebtedness, or there occurs any other event of default under the revolving credit facility or the term loan, including, but not limited to, completion of an Initial Capital Raise (as defined), the lenders under the revolving credit facility and the term loan will be able to foreclose upon the equity and assets of Lyneer, which could result in a loss of your investment. Notwithstanding the fact that IDC and Prateek Gattani have agreed to repay the joint and several indebtedness under the Allocation Agreement, IDC has been unable to repay such indebtedness and Lyneer may be required to make such payments. In such event, IDC would then be required to repay Lyneer for the amounts paid on IDC’s behalf. The failure of IDC to repay the joint and several indebtedness would be expected to have a material adverse impact on Lyneer’s financial condition and its long-term viability and the market price of our common stock and there is no guarantee that the lenders will continue to work with the Company amicably.

We will be required to raise additional funds prior to the maturity date of the Merger Note to repay such note and our other outstanding indebtedness and to support our future capital needs.

We believe our cash on hand and cash generated from operations, will not be sufficient to pay the Merger Note and our other outstanding indebtedness in full when due and to fund our ongoing operations. As stated above, Lyneer has been in default under its principal credit facilities and outstanding promissory notes and any future defaults by Lyneer under its credit facilities could have a material adverse impact on Lyneer’s financial condition and long-term viability. We will be required to seek financing to pay or refinance our other outstanding indebtedness.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. Our ability to obtain additional financing will be subject to market conditions, our operating performance and investor sentiment, among other factors. If we raise additional funds by issuing equity or equity-linked securities, our stockholders may experience dilution. Future debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or equity financing may contain terms that are not favorable to us or our stockholders. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline further and existing stockholders may not agree with our financing plans or the terms of such financings.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and we ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

Lyneer has client concentration and the loss of a significant client could adversely affect Lyneer’s business operations and operating results.

Lyneer has one client that represented approximately 13% and 15% of Lyneer’s revenues for the three months ended March 31, 2025 and March 31, 2024, respectively. No other customer accounted for more than 10% of Lyneer’s revenues in either period. The client’s contract with Lyneer consists of a master service agreement (“MSA”) for temporary employee services with various customer locations entering into separate service annexes. None of the revenues from a specific location exceeded 5% of the aggregate revenue associated with the client. The current term of the MSA expires in January 2026 and automatically renews for one-year subsequent terms. However, the client may terminate the agreement for convenience at any time, subject to any accrued payment obligations. If this client were to terminate its relationship with Lyneer, Lyneer would face a material decrease in revenues if it is unable to replace the client’s lost revenues. This, in turn, would be expected to have a material adverse effect on Lyneer’s business and financial condition.

IDC, our principal stockholder, defaulted on the joint and several debt obligations of IDC and our Lyneer subsidiary which could result in a change of control of our company.

Our principal stockholder, IDC owned approximately 43% of our issued and outstanding common stock. In order to secure the current joint and several debt obligations of IDC and Lyneer until such time as such indebtedness can be restructured or repaid, we pledged to the lender under the Term Note our equity ownership of Lyneer and IDC pledged to such lender its equity ownership in our Company. The Lender under the original ABL Revolver foreclosed on IDC’s equity ownership of our Company. Any sales by the lender of IDC’s common stock of our Company, may have an adverse effect on the market price of our common stock resulting in a diminution in the value of disputes or other developments related to proprietary rights, including patents, litigation matters or our ability to obtain intellectual property protection for our technologies;

Lyneer has been in default under its principal credit facilities and outstanding promissory notes and any future defaults by Lyneer under its credit facilities could have a material adverse impact on Lyneer’s financial condition and long-term viability.

Lyneer has entered into several debt facilities under which it is jointly and severally liable for repayment with IDC. Lyneer was not in compliance with all of its covenants under its revolving credit facility until it was able to enter into a new credit facility on April 29, 2025.

Even if IDC pays in full the term loan and the promissory notes payable to the prior sellers of Lyneer and Lyneer is removed from all joint and several obligation, there can be no assurance that all conditions subsequent will be satisfied and that Lyneer will be able to comply with all of its obligations under such credit facilities. Any failure on the part of Lyneer to comply with its obligations under the credit facilities could result in a default which would be expected to have a material adverse impact on Lyneer’s financial condition and its long-term viability.

Lyneer operates in an intensely competitive and rapidly changing business environment, and there is a substantial risk that its services could become obsolete or uncompetitive.

The markets for Lyneer’s services are highly competitive. Lyneer’s markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, Lyneer faces competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of Lyneer competitors have greater financial and marketing resources than Lyneer does. New and current competitors are aided by technology, and the market has low barriers to entry and similarly such technologies have allowed employers to find workers without the help of traditional agencies. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

Lyneer’s future success depends largely upon its ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than Lyneer’s services. In addition, Lyneer believes that, with continuing development and increased availability of information technology, the industries in which Lyneer competes may attract new competitors. If Lyneer’s capabilities and technologies become obsolete or uncompetitive, its related sales and revenue would decrease. Due to competition, Lyneer may experience reduced margins on its services, loss of market share, and loss of customers. If Lyneer is not able to compete effectively with current or future competitors as a result of these and other factors, Lyneer’s business, financial condition and results of operations could be materially adversely affected.

Lyneer’s debt instruments contain covenants that could limit its financing options and liquidity position, which would limit its ability to grow its business.

Covenants in Lyneer’s debt instruments impose operating and financial restrictions on Lyneer. These restrictions prohibit or limit its ability to, among other things:

●	pay cash dividends to its stockholders, subject to certain limited exceptions;

●	redeem or repurchase its common stock or other equity;

●	incur additional indebtedness;

●	permit liens on assets;

●	make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests; any loan, advance or capital contribution);

●	sell, lease, license, lend or otherwise convey an interest in a material portion of our assets; and

●	sell or otherwise issue shares of its common stock or other capital stock subject to certain limited exceptions.

Lyneer’s failure to comply with the restrictions in its debt instruments could result in events of default, which, if not cured or waived, could result in Lyneer being required to repay these borrowings before their due date. The holders of Lyneer’s debt may require fees and expenses to be paid or other changes to terms in connection with waivers or amendments. If Lyneer is forced to refinance these borrowings on less favorable terms, Lyneer’s results of operations and financial condition could be adversely affected by increased costs and rates. In addition, these restrictions may limit its ability to obtain additional financing, withstand downturns in its business or take advantage of business opportunities.

Lyneer faces risks associated with litigation and claims.

Lyneer and certain of its subsidiaries may be named as defendants in lawsuits from time to time that could cause them to incur substantial liabilities. Lyneer and certain of its subsidiaries are currently defendants in several actual or asserted class and representative action lawsuits brought by or on behalf of their current and former employees alleging violations of federal and state law with respect to certain wage and hour related matters, among other claims. The various claims made in one or more of such lawsuits include, among other things, the misclassification of certain employees as exempt employees under applicable law, failure to comply with wage statement requirements, failure to compensate certain employees for time spent performing activities related to the interviewing process, and other related wage and hour violations. Such suits seek, as applicable, unspecified amounts for unpaid overtime compensation, penalties, and other damages, as well as attorneys’ fees. While all of Lyneer’s existing material litigation are subject to pending settlement approvals by the applicable courts, there can be no assurance that such settlements will be approved by the courts. As a result, it is not possible to predict the outcome of these lawsuits. Notwithstanding the proposed settlements, these lawsuits, and future lawsuits that may be brought against Lyneer or its subsidiaries, may consume substantial amounts of Lyneer’s financial and managerial resources and might result in adverse publicity, regardless of the ultimate outcome of the lawsuits. An unfavorable outcome with respect to these lawsuits and any future lawsuits or regulatory proceedings could, individually or in the aggregate, cause Lyneer to incur substantial liabilities or impact its operations in such a way that may have a material adverse effect upon Lyneer’s business, financial condition or results of operations. In addition, an unfavorable outcome in one or more of these cases could cause Lyneer to change its compensation plans for its employees, which could have a material adverse effect upon Lyneer’s business.

Lyneer’s revenue can vary because its customers can terminate their relationship with them at any time with limited or no penalty.

Lyneer focuses on providing mid-level professional and light industrial personnel on a temporary assignment-by-assignment basis, which customers can generally terminate at any time or reduce their level of use when compared with prior periods. To avoid large placement agency fees, large companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a large financial incentive to avoid agencies.

Lyneer’s business is also significantly affected by its customers’ hiring needs and their views of their future prospects. Lyneer’s customers may, on very short notice, terminate, reduce or postpone their recruiting assignments with Lyneer and, therefore, affect demand for its services. As a result, a significant number of Lyneer’s customers can terminate their agreements at any time, making Lyneer particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on Lyneer’s business, financial condition and results of operations.

Lyneer’s service revenue increased by $41,235,113, or 10.3%, during the year ended December 31, 2024, as compared to the prior fiscal year. This increase was was predominately due to the higher revenues from Lyneer’s temporary placement services business due primarily to a strong sales initiative by the Company. Permanent placement and other services decreased by $846,229, or 18.3%, due to lower permanent job demand as companies cut back on hiring permanent positions.

Most of Lyneer’s contracts do not obligate its customers to utilize a significant amount of Lyneer’s staffing services and may be cancelled on limited notice, so Lyneer’s revenue is not guaranteed. Substantially all of Lyneer’s revenue is derived from multi-year contracts that are terminable for convenience. Under Lyneer’s multi-year agreements, Lyneer contracts to provide customers with staffing services through work or service orders at the customers’ request. Under these agreements, Lyneer’s customers often have little or no obligation to request Lyneer’s staffing services. In addition, most of Lyneer’s contracts are cancellable on limited notice, even if Lyneer is not in default under the contract. Lyneer may hire employees permanently to meet anticipated demand for services under these agreements that may ultimately be delayed or cancelled. Lyneer could face a significant decline in revenues and its business, financial condition or results of operations could be materially adversely affected if:

●	Lyneer sees a significant decline in the staffing services requested under its service agreements; or

●	Lyneer’s customers cancel or defer a significant number of staffing requests; or Lyneer’s existing customer agreements expire or lapse and it cannot replace them with similar agreements.

Lyneer has client concentration and the loss of a significant client could adversely affect Lyneer’s business operations and operating results.

Lyneer has one client that represented approximately 16% of Lyneer’s 2024 and 2023 revenues, respectively. No other customer accounted for more than 10% of Lyneer’s revenues in either period. The client’s contract with Lyneer consists of a master service agreement (“MSA”) for temporary employee services with various customer locations entering into separate service annexes. None of the revenues from a specific location exceeded 5% of the aggregate revenue associated with the client. The current term of the MSA expires in January 2026 and automatically renews for one-year subsequent terms. However, the client may terminate the agreement for convenience at any time, subject to any accrued payment obligations. If this client were to terminate its relationship with Lyneer, Lyneer would face a material decrease in revenues if it is unable to replace the client’s lost revenues. This, in turn, would be expected to have a material adverse effect on Lyneer’s business and financial condition.

Lyneer could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

In connection with the operation of its business, Lyneer stores, processes and transmits a large amount of data, including personnel and payment information, about its employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. In doing so, Lyneer relies on its own technology and systems, and those of third-party vendors it uses for a variety of processes. Lyneer and its third-party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by Lyneer’s employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

While Lyneer maintains cyber insurance with respect to many such claims and has provisions of agreements with third-parties that detail security obligations and typically have indemnification obligations related to the same, any such unauthorized disclosure, loss or breach could harm Lyneer’s reputation and subject Lyneer to government sanctions and liability under its contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices that Lyneer and its third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which Lyneer provides services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to Lyneer’s reputation in the marketplace. Following consummation of the Merger, our board of directors and its audit committee will consult with Lyneer’s management and will be briefed by, and receive appropriate recommendations from, management on matters associated with regulatory compliance and security.

Lyneer has been and may be exposed to employment-related claims and losses, including class action lawsuits that could have a material adverse effect on its business.

Lyneer employs people internally and in the workplaces of other businesses. Many of these individuals have access to customer information systems and confidential information. The risks of these activities include possible claims relating to:

●	discrimination and harassment;

●	wrongful termination or denial of employment;

●	violations of employment rights related to employment screening or privacy issues;

●	classification of temporary workers;

●	assignment of illegal aliens;

●	violations of wage and hour requirements;

●	retroactive entitlement to temporary worker benefits

●	errors and omissions by Lyneer’s temporary workers;

●	misuse of customer proprietary information;

●	misappropriation of funds;

●	damage to customer facilities due to negligence of temporary workers; and

●	criminal activity.

Lyneer may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies Lyneer has in place to help reduce its exposure to these risks will be effective or that Lyneer will not experience losses as a result of these risks. There can also be no assurance that the insurance policies Lyneer has purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Long-term contracts do not comprise a significant portion of Lyneer’s revenue.

Because long-term contracts are not a significant part of Lyneer’s staffing services business, future results cannot be reliably predicted by considering past trends or extrapolating past results. Additionally, Lyneer’s clients will frequently enter nonexclusive arrangements with several firms, which the client is generally able to terminate on short notice and without penalty. The nature of these arrangements further exacerbates the difficulty in predicting Lyneer’s future results.

Lyneer may be unable to find sufficient candidates for its talent solutions business.

Lyneer’s talent solutions services business consists of the placement of individuals seeking employment. There can be no assurance that candidates for employment will continue to seek employment through Lyneer. Candidates generally seek contract or permanent positions through multiple sources, including Lyneer and its competitors. Before the COVID-19 pandemic, unemployment in the U.S. was at historic lows and during the second half of 2021, as the economy recovered, competition for workers in a number of industries became intense. When unemployment levels are low, finding sufficient eligible candidates to meet employers’ demands is more challenging. Although unemployment has risen in some areas in which Lyneer operates, talent shortages have persisted in a number of disciplines and jurisdictions. Any shortage of candidates could materially adversely affect Lyneer’s business or financial condition.

Lyneer’s growth of operations could strain its resources and cause its business to suffer.

While Lyneer plans to continue growing its business organically through expansion, sales efforts, and strategic acquisitions, while maintaining tight controls on its expenses and overhead, lean overhead functions combined with focused growth may place a strain on its management systems, infrastructure and resources, resulting in internal control failures, missed opportunities, and staff attrition that could have a negative impact on its business and results of operations.

Lyneer is dependent on its management personnel and employees, and a failure to attract and retain such personnel could harm its business.

Lyneer is engaged in the services business. As such, its success or failure is highly dependent upon the performance of its management personnel and employees, rather than upon tangible assets (of which Lyneer has few). There can be no assurance that Lyneer will be able to attract and retain the personnel that are essential to its success.

Lyneer’s results of operations can be negatively impacted by variable costs.

Lyneer’s results of operations can be negatively impacted by, among other things, changes in unemployment tax rates, changes in workers’ compensation insurance rates and claims relating to audits, and write-offs of uncollectible customer receivables.

Lyneer’s expansion and acquisition strategy may not be executed effectively.

Lyneer’s plan for strategic growth is dependent upon finding suitable acquisition targets and executing upon the transactions in a viable manner. Lyneer has not reached any definitive agreement with any acquisition targets, and Lyneer cannot assure you that it will consummate any acquisition on favorable terms or at all.

General Risks Affecting Our Business.

We will continue to incur substantial costs and obligations as a result of being a public company.

As a publicly-traded company, we will continue to incur significant legal, accounting and other expenses that neither Atlantic nor Lyneer was required to incur in the recent past. In addition, laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the rules and regulations of the SEC, have increased the costs and the time that must be devoted to compliance matters. We expect that the amount of time and requirements to comply with these rules and regulations will continue to increase and that the legal and financial costs that the combined company will incur will increase compared to the costs that we previously incurred and could lead to a diversion of management time and attention from revenue-generating activities.

We may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in our company and may depress the market price of our common stock.

We may issue additional shares or other equity securities in the future in connection with, among other things, equity financings, future acquisitions, repayment of outstanding indebtedness or grants without stockholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

●	Our existing stockholders’ proportionate ownership interest will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share may be diminished; and

●	the market price of our shares may decline.

Risks of our roll-up strategy.

Our roll-up strategy, assumes, in part, we will be able to convince smaller firms that they can increase their profitability and market share through an affiliation with us and the use of our infrastructure, systems and programs the strategy will be to purchase, or merge with, smaller businesses in the staffing industry, thus decreasing certain operating inefficiencies and increasing economics of sale. Should these assumptions be incorrect, our strategy is unlikely to succeed. We will depend upon the abilities of people who own the businesses we acquire, or on the managers they employ. In addition, we must be able to attract and retain qualified personnel at all levels of operations and maintain the same levels of quality control over our services as Lyneer currently offers its clients. Unless we are able to manage such expanded operations in a manner consistent with Lyneer’s present practice, Lyneer’s operations may be adversely affected. Although Atlantic’s senior management has extensive experience in managing acquired operations, there can be no assurance that any acquired operations will be profitable. Thus, there can be no assurance that we will be successful in our roll-up strategy, that such strategy will result in increased profits, or that we can obtain, on affordable terms, any additional financing that might be necessary to affect our growth strategy.

Our strategy of growing our company through acquisitions may impact our business in unexpected ways.

Our growth strategy involves acquisitions that will help us expand our service offerings and diversify our geographic footprint. It is expected that we will continuously evaluate acquisition opportunities. However, there can be no assurance that we will be able to identify acquisition targets that complement our strategy and are available at valuation levels accretive to our business. Even if we are successful in acquiring additional entities, our acquisitions may subject our business to risks that may impact our results of operations, including:

●	our inability to integrate acquired companies effectively and realize anticipated synergies and benefits from the acquisitions;

●	the diversion of management’s attention to the integration of the acquired businesses at the expense of delivering results for the legacy business;

●	our inability to appropriately scale critical resources to support the business of the expanded enterprise and other unforeseen challenges of operating the acquired business as part of Lyneer’s operations;

●	our inability to retain key employees of the acquired businesses and/or inability of such key employees to be effective as part of Lyneer’s operations;

●	the impact of liabilities of the acquired businesses undiscovered or underestimated as part of the acquisition due diligence;

●	our failure to realize anticipated growth opportunities from a combined business, because existing and potential customers may be unwilling to consolidate their business with a single supplier or to stay with the acquirer post-acquisition;

●	the impacts of cash on hand and debt incurred to finance acquisitions, thus reducing liquidity for other significant strategic objectives;

●	the internal controls over financial reporting, disclosure controls and procedures, corruption prevention policies, human resources and other key policies and practices of the acquired companies may be inadequate or ineffective;

●	as a public company, we are required to comply with the rules and regulations of the SEC and, as a substantially larger company, we will require increased marketing, compliance, accounting and legal costs; and

●	notwithstanding the fact that any future acquisitions may or may not continue to operate as independent entities in their particular markets, keeping their own brand identity and management teams, we will, in all likelihood, require our lenders’ approval under existing loan covenants.

The requirements of complying with the Exchange Act and the Sarbanes-Oxley Act may strain our resources and distract management.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, we have maintained a small accounting staff and use supplemental resources such as contractors and consultants to provide additional accounting and finance support. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight may be required. This effort may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge. Failure to properly hire, train and supervise the work of our accounting staff could lead to a material weakness in our control environment and our internal controls, including internal controls over financial reporting.

Disruption of critical information technology systems or material breaches in the security of our systems could harm our business, customer relations and financial condition.

Information technology (“IT”) helps us to operate efficiently, interface with customers, maintain financial accuracy and efficiently and accurately produce our financial statements. IT systems are used extensively in virtually all aspects of our business, including sales forecast, order fulfillment and billing, customer service, logistics, and management of data. Our success depends, in part, on the continued and uninterrupted performance of our IT systems. IT systems may be vulnerable to damage from a variety of sources, including telecommunications or network failures, power loss, natural disasters, human acts, computer viruses, computer denial-of-service attacks, unauthorized access to customer or employee data or company trade secrets, and other attempts to harm our systems. Certain of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Despite any precautions we may take, such problems could result in, among other consequences, disruption of our operations, which could harm our reputation and financial results.

If we do not allocate and effectively manage the resources necessary to build and sustain the proper IT infrastructure, we could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions or loss of or damage to intellectual property through security breach. If our data management systems do not effectively collect, store, process and report relevant data for the operation of our business, whether due to equipment malfunction or constraints, software deficiencies or human error, our ability to effectively plan, forecast and execute our business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect our reputation, financial condition, results of operations, cash flows and the timeliness with which we report our internal and external operating results.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our employees, on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our IT infrastructure may be vulnerable to attacks by hackers, computer viruses, malicious codes, unauthorized access attempts, and cyber- or phishing-attacks, or breached due to employee error, malfeasance, faulty password management or other disruptions. Third parties may attempt to fraudulently induce employees or other persons into disclosing usernames, passwords or other sensitive information, which may in turn be used to access our IT systems, commit identity theft or carry out other unauthorized or illegal activities. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disruption of our operations and damage to our reputation, which could divert our management’s attention from the operation of our business and materially and adversely affect our business, revenues and competitive position. Moreover, we may need to increase our efforts to train our personnel to detect and defend against cyber- or phishing-attacks, which are becoming more sophisticated and frequent, and we may need to implement additional protective measures to reduce the risk of potential security breaches, which could cause us to incur significant additional expenses.

Cybersecurity risks may impact our business and improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data could damage our business operations.

Business operations today are increasingly dependent upon digital technology. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, phishing, malware, design defects, human error, and complications encountered as existing systems are maintained, repaired, replaced, or upgraded. Associated with these threats are the potential damages that could occur from a breach, including governmental investigation and fines. Our Business is increasingly dependent on information technologies and services. As part of our Business, we store, process and transmit a large amount of data, including personnel and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. We rely on our own technology and systems, and those of third-party vendors we use for a variety of processes. We and our third-party vendors have established policies and procedures to help protect the security and privacy of this information. No security program can offer a guarantee against all potential incidents. On an increasing frequency, the Company and its third-party vendors experience security incidents that have resulted in unauthorized access to the Company’s or its third-party vendors’ computer, technology and communications hardware and software systems. To date, no such incidents have been determined to have had a material impact on the Company. The risks associated with cyber threats include, among other things:

●	theft or misappropriation of funds;

●	loss, corruption, or misappropriation of proprietary, confidential or personally identifiable information (including customer and employee data);

●	disruption or impairment of our and our business operations and safety procedures;

●	damage to our reputation with our potential partners, clients, and the market;

●	litigation;

●	increased costs to prevent, respond to or mitigate cybersecurity events.

Additionally, unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. Moreover, we have no control over the information technology systems of third-party vendors and others with which our systems may connect and communicate. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

The Company has obtained cybersecurity insurance coverage in the event we become subject to various cybersecurity attacks, however, we cannot ensure that it will be sufficient to cover any particular losses we may experience as a result of such cyberattacks, including governmental actions. Cyber incidents could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile. You may be unable to sell your shares of common stock at or above the offering price. The market prices of our common stock could be subject to wide fluctuations in response to a variety of factors, which include:

●	actual or anticipated fluctuations in our financial condition and operating results;

●	announcements of technological innovations by us or our competitors;

●	announcements by our customers, partners or suppliers relating directly or indirectly to our products, services or technologies;

●	overall conditions in our industry and market;

●	addition or loss of significant customers;

●	change in laws or regulations applicable to our products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or achievement of significant milestones;

●	additions or departures of key personnel;

●	competition from existing products or new products that may emerge;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	disputes or other developments related to proprietary rights, including patents, litigation matters or our ability to obtain intellectual property protection for our technologies;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock or warrants by us or our stockholders;

●	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	reports, guidance and ratings issued by securities or industry analysts; and

●	general economic market conditions.

If any of the forgoing occurs, it could cause our common stock or trading volumes to decline. Stock markets in general and the over-the-counter market and the market for companies in our industry in particular have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market prices of our common stock. You may not realize any return on your investment in us and may lose some or all of your investment.

The price of our common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a smaller-capitalization company with a small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than larger-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and asked prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our shares of common stock.

In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other of our securities and our ability to obtain additional financing in the future. There can be no assurance that an active market in our common stock will be sustained. If an active market is not sustained, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we fail to maintain a listing on the Nasdaq Stock Market, and, if the price of the common stock trades at less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until as late as December 2026 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (1) if the market value of our common stock that is held by non-affiliates exceeds $700,000,000 as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (2) if our gross revenue exceeds $1.235 billion in any fiscal year. Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

●	authorize our board of directors to issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock and up to 300,000,000 shares of authorized but unissued shares of common stock;

●	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

●	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;

●	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

●	provide that our directors may be removed only for cause; and

●	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory law or Delaware common law, subject to certain exceptions: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to provisions of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. By agreeing to the exclusive forum provisions, investors will not be deemed to have waived our compliance obligations with any federal securities laws or the rules and regulations thereunder.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock offered hereby will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from results expressed or implied in this Annual Report on Form 10-K. These forward-looking statements include, but are not limited to, statements about:

●	our expectations regarding the market size and growth potential for our business;

●	our ability to refinance our outstanding indebtedness in a timely manner to avoid a future default;

●	the implementation of our strategic plans, including strategy for our business, acquisitions and related financing;

●	the ability of Lyneer and IDC to meet the terms and conditions of their joint and several debt obligations;

●	our ability to maintain and establish future collaborations and strategic clients;

●	the rate and degree of market acceptance of our services;

●	our ability to meet the continued listing requirements of the Nasdaq Stock Market;

●	our ability to generate sustained revenue or achieve profitability;

●	the pricing and expected gross margin for our services;

●	the expected benefits and synergies of the Merger;

●	the expected financial condition, results of operations, earnings outlook and prospects of our Company, Lyneer and the combined company, including any projections of sales, earnings, revenue, margins or other financial items;

●	the ability of the new management team to execute our business plan;

●	our business strategies and goals;

●	any statements regarding the plans, strategies and objectives of management for future operations;

●	any statements regarding future economic conditions or performance;

●	all assumptions, expectations, predictions, intentions or beliefs about future events;

●	changes in applicable laws, regulations or permits affecting our, Atlantic’s or Lyneer’s operations or the industries in which each appears;

●	general economic and geopolitical conditions;

●	our competitive position; and

●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing as necessary.

The forward-looking statements contained in this Annual Report on Form 10-K and the documents incorporated herein by reference are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under Part I, Item 1A – Risk Factors of our Annual Report on Form 10-K and under similar headings in the documents that are incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment.

New risks and uncertainties emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in our Annual Report on Form 10-K and the documents incorporated herein by reference speak only as of the date of such statement. Except to the extent required under the federal securities laws and rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in the documents that we file with the SEC.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

The Shares offered by the Selling Shareholders are those issued to the Selling Shareholders consisting of: 9,905,914 shares under the Merger Agreement and 20,000 issued in exchange for legal services. We are registering the Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time.

The table below lists the Selling Shareholders’ information regarding the beneficial ownership of the shares of common stock. The second column lists the number of shares of common stock beneficially owned by the Selling Shareholders, based on their ownership of the Shares, as of the date of this prospectus. This prospectus generally covers the resale of the maximum number of Shares and reflects zero Shares owned after the offering.

The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Names and Address of Selling Shareholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
Robert Machinist(1)(2)	728,814	1.2%	728,814		-0-
Jeffrey Jagid(1)(3)	3,735,169	6.1%	3,735,169	*	-0-
Christopher Broderick(1)(4)	2,004,237	3.3%	2,004,237	*	-0-
Michael Tenore(1)(5)	1,001,694	1.6%	1,001,694	*	-0-
Andrew Bressman(1)(6)	2,436,000	4.0%	2,436,000		-0-
Davidoff Hutcher & Citron LLP(7) 605 Third Avenue, 34th Floor New York, New York 10158	20,000	*	20,000		-0-
TOTAL:	9,925,914		9,925,914		-0-

(1)	The address of this person is c/o the Company: 270 Sylvan Avenue, Suite 2230, Engelwood Cliffs, NJ 07632.
(2)	Mr. Machinist is Vice Chairman of the Board of the Company.
(3)	Mr. Jagid is Chief Executive Officer and a director of the Company.
(4)	Mr. Broderick is Chief Financial Officer of the Company.
(5)	Mr. Tenore is General Counsel and Secretary of the Company.
(6)	Mr. Bressman is a Strategic Advisor to the Company.
(7)	Davidoff Hutcher & Citron is Securities Counsel to the Company.

DESCRIPTION OF THE SHARES TO BE REGISTERED

Authorized and Outstanding Capital Stock

The following description sets forth certain general terms and provisions of the shares of Common Stock.

We have authorized 300,000,000 shares of capital stock, par value $0.00001 per share.

As of June 13, 2025, we had 61,650,546 shares of our common stock issued and outstanding, held by approximately 378 stockholders of record. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of various broker-dealers and registered clearing agencies.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive dividends ratably, if any, are declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

PLAN OF DISTRIBUTION

Our common stock is quoted on the Nasdaq Global Market under the symbol “ATLN.” On June [●], 2025, the last reported sale price prior to the date of this prospectus, of the common stock on the Nasdaq Global Market was $[●]. The Shares may be sold by each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, for any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if` available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

As of June 13, 2025, we had 61,650,546 shares of common stock outstanding. Of this amount 47,848,257 shares of common stock held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. As of the date of this prospectus, approximately 30.9 million such shares are currently eligible for sale, subject to the limitations of Rule 144.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our share capital that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our share capital by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our share capital acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months;

●	and the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Our affiliates who have beneficially owned shares of our share capital for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of shares of our authorized share capital then outstanding, which will equal approximately 583,754 shares of common stock as of the date of this prospectus; or

●	the average weekly trading volume in our shares of common stock if and when they are listed on a National Securities Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

MATERIAL CHANGES

No material changes in the Company’s affairs have occurred since December 31, 2024, which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Davidoff Hutcher & Citron LLP (“DHC”), New York, New York. DHC owns 20,000 shares of common stock which are registered for resale pursuant to the prospectus.

EXPERTS

The financial statements of Atlantic International Corp. and its subsidiaries as of and for the periods ended December 31, 2024 and 2023 incorporated by reference in this prospectus have been audited by RBSM LLP, an independent registered public accounting firm as set forth in their report, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ATLANTIC INTERNATIONAL CORP.

9,925,914 Shares of Common Stock

PROSPECTUS

The date of this Prospectus is ________________, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated below:

SEC registration fee	4,255.04
Final filing fee	4,668.88
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Transfer agent fees and expenses	2,500
Printing and engraving expenses	500
Miscellaneous expenses	3,076.08
Total	$40,000.00

*	Estimated expenses are presently not known and cannot be estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation will provide that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws will provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits:

		Incorporation by Reference
Exhibit Number	Description of Exhibits	Form	Filing Date	Exhibit Number
2.1	Amended and Restated Agreement and Plan of Reorganization	8-K	6/6/24	2.1
2.2	Amendment No. 1 to Agreement and Plan of Reorganization	8-K	6/18/24	2.1
2.3	Certificate of Merger of Atlantic Merger LLC with and into Lyneer Investments LLC	8-K	6/25/24	2.3
2.4	Certificate of Merger of SeqLL Merger LLC with and into Lyneer Investments LLC	8-K	6/25/24	2.4
2.5	Agreement and Plan of Merger, dated as of November 1, 2024, among Staffing 360 Solutions, Inc. A36 Merger Sub Inc, and Atlantic International Corp	S-4/A	1/23/25	Annex A-1
2.6	First Amendment, dated as of January 7, 2025, to Agreement and Plan of Merger, dated as of November 1, 2024, among Staffing 360 Solutions, Inc. A36 Merger Sub Inc. and Atlantic International Corp.	S-4/A	1/23/25	Annex A-2
3.1	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation	8-K	6/18/24	3.1
3.2	Amended and Restated Certificate of Incorporation in effect	S-1	8/31/21	3.1
3.3	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of SeqLL Inc.	8-K	8/30/23	3.1
3.4	Certificate of Amendment of the Third Amended and Restated Certificate of Corporation	8-K	6/18/24	3.1
3.5	Amended and Restated Bylaws, as currently in effect	S-1	8/31/21	3.2
4.1	Description of Securities of Atlantic International	S-1	7/19/24	—
4.2	Specimen common stock certificate	S-1/A	5/22/19	4.1
4.3	Form of outstanding Warrant	S-1	4/23/19	4.4
4.5	Letter dated September 16, 2024 to the shareholders of record as of September 26, 2023	8-K	9/16/24	4.1
4.9	Form of outstanding Common Stock Purchase Warrant	S-1/A	8/16/21	4.6
4.10	Letter dated September 16, 2024 to the shareholders of record as of September 26, 2024	8-K	9/16/24	4.1
5.1*	Opinion of Davidoff Hutcher and Citron LLP	—	**	—
10.1	Amended and Restated 2014 Equity Incentive Plan	S-1	3/31/21	10.1
10.2	Atlantic International Corp. 2023 Equity Incentive Plan	14A	6/05/23	Annex B
10.3	Asset Purchase Agreement dated as of May 29, 2023	8-K	5/31/23	10.1
10.4	Consulting Agreement between Atlantic International Corp. and Robert Machinist	8-K	6/25/24	10.2
10.5	Executive Employment Agreement between Atlantic International Corp. and Christopher Broderick	8-K	6/25/24	10.3
10.6	Executive Employment Agreement between Atlantic International Corp. and Michael Tenore	8-K	6/25/24	10.4
10.7	Executive Employment Agreement between Atlantic International Corp. and Jeffrey Jagid	8-K	6/25/24	10.5

10.8	Executive Employment Agreement between Atlantic International Corp. and Todd McNulty	8-K	6/25/24	10.6
10.9	Executive Employment Agreement between Atlantic International Corp. and James Radvany	8-K	6/25/24	10.7
10.10	Board of Directors Agreement (Chairman) between Atlantic International Corp. and Prateek Gattani dated as of April 15, 2024	8-K	6/25/24	10.8
10.12	Convertible Promissory Note dated June 20, 2024 issued by the Issuer to IDC Technologies Inc.	8-K	6/25/24	10.10
10.13	Amendment No. 1 to Convertible Promissory Note dated as of September 12, 2024 made by the issuer to IDC Technologies Inc.	8-K	9/16/24	10.1
10.14	Ninth Amendment to ABL Credit and Forbearance Agreement	10-Q	8/14/24	10.1
21.1	Subsidiaries of Registrant	10-K	3/28/25	21.1
23.1*	Consent of RBSM LLP	—	*	—
23.2*	Consent of Davidoff Hutcher and Citron (included in Exhibit 5.1)	—	*	—
24.1*	Power of Attorney (included on signature page to this registration statement)	—	*	—
107*	Filing Fee Table	—	*	—

*	Filed with this Registration Statement.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information was previously presented in the financial statements and the related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 23rd day of June, 2025.

ATLANTIC INTERNATIONAL CORP.

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Jagid, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power-of-attorney does not revoke any earlier powers-of-attorney.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Jagid	Chief Executive Officer	June 23, 2025
Jeffrey Jagid	(Principal Executive Officer) Interim Chairman and Director

/s/ Christopher Broderick	Chief Operating Officer and Chief Financial Officer	June 23, 2025
Christopher Broderick	(Principal Financial and Accounting Officer)

/s/ Robert B. Machinist	Vice Chairman and Director	June 23, 2025
Robert B. Machinist

/s/ Jeff Kurtz	Director	June 23, 2025
Jeff Kurtz

/s/ David Pfeffer	Director	June 23, 2025
David Pfeffer

/s/ David Solimine	Director	June 23, 2025
David Solimine